NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Investors/Analysts
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
shelley.whiddon@alliancedata.com

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS NEW MULTI-YEAR AGREEMENT WITH WHIRLPOOL
CANADA

Whirlpool Canada to Issue AIR MILES® reward miles;
New Agreement Represents Entry into Home Appliance Retail Category

DALLAS, Texas (May 25, 2010) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that it has signed a multi-year agreement with Whirlpool Canada LP, as a sponsor in Alliance Data’s Canadian AIR MILES® Reward Program. Whirlpool Canada LP, a wholly owned subsidiary of Whirlpool Corporation, is one of Canada’s leading marketers and supplier of home appliances, with over $1 billion in annual revenue. Whirlpool Corporation is the world’s leading manufacturer and marketer of innovative home appliances with annual sales near to $20 billion, over 70,000 employees, and approximately 70 manufacturing and technology research centers worldwide.

Beginning June 1, 2010, Canadian AIR MILES collectors will be able to earn up to 150 AIR MILES reward miles on select Whirlpool manufactured brands including Jenn-Air, KitchenAid, Maytag, Whirlpool and Amana appliances at up to 300 participating independent dealer locations across Canada. Collectors who purchase a qualifying appliance will log on to a website to receive the manufacturer-issued reward miles.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 1,200 different rewards, such as travel, movie passes, entertainment attractions, and electronic merchandise.

“This agreement represents our foray into the large home appliance category,” said Bryan Pearson, president of Alliance Data’s LoyaltyOne business. “Securing long-term reward mile issuance partners in new categories is reflective of continued interest in our program, as well as the benefits it delivers to our sponsors. This non-traditional retail partnership (direct-to-manufacturer) is part of our organic growth strategy, and we are excited to be partnering with Whirlpool in this way.”

“We look forward to our new partnership with the AIR MILES rewards program. This new venture enables us to provide a unique consumer offer for our loyal independent account channel,” said Karim Lalani, vice president and general manager of Whirlpool Canada.

About Whirlpool Canada
Whirlpool Canada LP, is the country’s leading marketer and supplier of home appliances delivering over 1 billion in revenue. Our portfolio of brands includes Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana and Inglis. The company’s strategy is to foster loyalty for each of their brands - each having its own distinctive identity and offering innovative products to meet the needs of all Canadian consumers.

The company has approximately 350 employees and operates nationwide, with its head office located in Mississauga, Ontario and regional sales offices in Vancouver, BC and Laval, Quebec.

About LoyaltyOne™
LoyaltyOne works with more than 100 of North America’s leading brands in the retail, financial services, grocery, petroleum retail, travel, and hospitality industries to profitably change customer behavior.  Through a team of businesses including Canada’s AIR MILES Reward Program, COLLOQUY, Precima, LoyaltyOne Consulting and Direct Antidote, LoyaltyOne designs, delivers, and manages a suite of loyalty marketing services — consumer data, customer-centric retail strategies, direct-to-consumer marketing, loyalty consulting, and more.  LoyaltyOne is part of the Alliance Data family of companies. For over 30 years, Alliance Data has helped its clients build more profitable, more loyal relationships with their customers.  More information is available at www.loyalty.com.

About Alliance Data
Alliance Data (NYSE:  ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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